Exhibit 10.11

AGREEMENT FOR THE SALE OF

SHARES IN ASEC S.A.

concluded between

VECTOR SOFTWARE SP. Z O.O.

as the Buyer

and

ON TRACK INNOVATIONS LTD.

as the Sellers

and

ASEC S.A.

Agreement for the Sale of Shares in ASEC S.A.

THIS AGREEMENT FOR THE SALE OF SHARES IN ASEC S.A. (the “Agreement”) was concluded in Warsaw, on 29 March 2021, by and between:

ON TRACK INNOVATIONS LIMITED On Track Innovations Ltd. with its registered office in Yokneam, 5 Hatnufa Street, 4th floor Yokneam, Israel, entered in the public register of companies under number: 52-0042862, represented by Ms. Agnieszka Światły - Attorney-in-Fact, acting on the basis of a power of attorney of 26 February 2021, with the signatures notarised on 28 February 2021 before notary Aryeh Zetler (No. 120/2021, and apostilled by the Haifa District Court on 1 March 2021 (No. 179082/5), attached to the Agreement hereinafter referred to as the “Seller”

and

VECTOR SOFTWARE SP. Z O. O. with its registered office in Warsaw, Al. Jerozolimskie 184 B, 02-486 Warsaw, entered in the Register of Business Entities of the National Court Register maintained by the District Court for the Capital City of Warsaw in Warsaw, XIII Commercial Department of the National Court Register, under KRS number 0000222218, NIP number 1132520435 and REGON number 015877208, represented by Mr Marcin Adamiak - President of the Management Board, hereinafter referred to as “Buyer”

and

ASEC S.A. with its registered office in Kraków, ul. Wadowicka 6, 30-415 Kraków, entered in the Register of Business Entities of the National Court Register maintained by the District Court for Kraków-Śródmieście in Kraków, 6th Commercial Division, under No. 0000034383, NIP No. 6771930964 and REGON No. 351324446, represented by:

Agnieszka Światły - President of the Management Board and Tomasz Boryczko - Vice-President of the Management Board, holding a power of attorney to individually represent the Company, granted by two members of the Management Board, hereinafter referred to as the “Company”, hereinafter also jointly referred to as the “Parties” or individually as a “Party”.

WHEREAS:

(A)	The Seller is entitled to 100% of the shares in the Company which they have designated for disposal, and the Buyer is willing to acquire all of such shares and has the necessary means to do so;

(B)	The Parties believe that the sale of the shares in the Company will be beneficial to the both Parties and to the Company;

Agreement for the Sale of Shares in ASEC S.A.

NOW THEREFORE, THE PARTIES AGREED AS FOLLOWS:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	In the Agreement, unless otherwise expressly agreed by the Parties, the following capitalised terms shall have the following meanings:

Competitive Activity

means any and all actually conducted activity which falls within the scope of the business of the Company carried on as of the date of the Agreement’s execution, except for the business consisting of selling:

•    cashless payment readers for vending;

•    telemetric modules for vending, including in particular TVMs (ticket vending machines) and ticketing systems;

•    payment terminals for vending and ticketing systems;

•    TMS terminal management software (not linked to ticketing systems).

Business Day	means any day other than a Saturday, Sunday, other statutory holiday or a day on which banks are not open for business in Poland;
Related Entity

means in relation to each Party (i) any corporation, partnership, unincorporated entity or other organization or legal entity or any entity engaged in business activities in which a Party or any person exercising Control over a Party, directly or indirectly, holds shares or other titles (in the case of companies listed on a stock exchange, such title shall be taken into account if it gives at least 5 per cent. of the votes at the general meeting);

1.2	INTERPRETATION:

The titles used in the Agreement are for ease of reference only;

a)	“Article” means an Article of the Agreement, unless the context otherwise requires;

b)	“Appendix” means an Appendix to the Agreement, unless the context otherwise requires;

c)	unless the Agreement provides otherwise, any and all terms used in the notices given under or in connection with the Agreement shall have the meaning ascribed to them in the Agreement;

d)	any agreement referred to or specified in the Definitions includes any and all amendments, modifications and annexes thereto which may in due course come into force unless otherwise indicated;

e)	each term defined by reference to any document has the meaning ascribed to it therein;

f)	headings are included for convenience of reference only or to indicate a reference and do not hereby affect the interpretation of this Agreement unless the heading is a defined term.

Agreement for the Sale of Shares in ASEC S.A.

ARTICLE 2

SUBJECT-MATTER OF THE AGREEMENT

2.1	The Seller hereby represents that it is the sole shareholder of the Company and that it holds the rights to the following shares in the Company:

a)	1000 registered shares series A, numbered from 1 to 1000, each with the nominal value of PLN 1000, covered in full with contribution in cash;

b)	1200 registered shares series B, numbered from 1 to 1200, each with the nominal value of PLN 1000, covered in full with contribution in cash;

c)	407 registered shares series C, numbered from 1 to 407, each with the nominal value of PLN 1000;

d)	1500 registered shares series D, numbered from 1 to 1500, each with the nominal value of PLN 1000,

representing in aggregate 100% of the capital of the Company and entitling to exercise in aggregate 100% of votes at the General Shareholders Meeting of the Company (hereinafter jointly referred to as the “Shares,” or individually as a “Share”), as a proof of which the Seller hereby presents the register of shareholders (the “Shareholders Register”) issued by Bank PKO BP S.A. Brokerage House Branch (the “Entity Maintaining Shareholders Register”) and the registration certificates (świadectwa rejestrowe) issued by the same bank, the validity of which expired on the day directly preceding execution of the Agreement, attached hereto as Appendix 2.1.a) and Appendix 2.1.b) respectively.

2.2	The Seller hereby transfers to the Buyer all rights to the Shares, free from any encumbrances or any third-party rights, fully paid up, and for the purpose of this provision third parties shall be deemed to also include the Seller and the Company, together with all rights and benefits attached thereto, including but not limited to the right to the full amount of all dividends which might be granted in respect of the Shares for the Company's financial year ending 31 December 2020. This provision does not apply to the registered pledge established on the Shares to the benefit of Agencja Rozwoju Przemysłu S.A. with its registered seat in Warsaw (the “ARP”), pursuant to a pledge agreement concluded on 23 March 2021 between ARP and the Buyer.

2.3	All rights to the Shares shall pass onto the Buyer upon the Buyer's registration as a Shareholder of the Company in the Shareholders Register.

Agreement for the Sale of Shares in ASEC S.A.

ARTICLE 3

PRICE

3.1	The Seller sells and the Buyer acquires all rights to the Shares together with all rights attached and related thereto in consideration for the payment of a price in the amount of USD 3,000,000 (three million US dollars) (the “Price”).

3.2	The Price shall be paid as follows:

a)	on the on which the Buyer is entered in the Shareholders Register as the sole shareholder of the Company entitled to all rights to the Shares, such entry confirming the absence of any encumbrances on the Shares other than those established to the benefit of ARP, notary Edyta Czartoryska-Ganczewska, with whom the Buyer entered into the Deposit Agreement, shall release to the account of the Seller IBAN no.: IL920108640000085060014, SWIFT LUMIILITXXX, maintained by Bank Leumi Le Israel B.M, Branch of LeumiTech Business Center 864 Buyer's own contribution in the amount of USD 600.000 (six hundred thousand US dollars) (the “Own Contribution”);

b)	on the date of execution of the Agreement, the Buyer shall give ARP an irrevocable instructions to transfer, to each of the Lending Banks (as defined below) the amount indicated in the Certificate (as defined below) issued by each of the Lending Banks, to the account specified therein. If the amount transferred by ARP in accordance with the preceding sentence is not sufficient to fully satisfy the claims of each of the Lending Banks against the Company, the Buyer shall pay the difference to the full satisfaction of the Lending Banks from its own funds (the “Repayment Amount”);

c)	on the on which the Buyer is entered in the Shareholders Register as the sole shareholder of the Company entitled to all rights to the Shares, such entry confirming the absence of any encumbrances on the Shares other than those established to the benefit of ARP, the Buyer shall transfer to the Seller's account no. IBAN: IL920108640000085060014, SWIFT LUMIILITXXX, maintained by Bank Leumi Le Israel B.M, LeumiTech Business Center Branch 864 an amount calculated as the difference between the Price and the Buyer's Own Contribution and the Repayment Amount, whereby the Repayment Amount or its portion made in PLN will be converted into USD in accordance with the average exchange rate of the National Bank of Poland published on the last Business Day before the day of concluding the Agreement.

3.3	The Rice shall be deemed to be paid on date of debiting the ARP's and Seller's accounts with the amounts due to the Buyer in accordance with Article 3.2.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	The Seller and the Company (hereinafter collectively referred to as the “Obligors” and individually as the “Obligor”), each of them individually, hereby make to the Buyer representations and warranties only as indicated in Appendix 4.1 and as submitted in the Agreement below (the “Representations”). Each of the Representations shall be valid and true, accurate and not misleading as of the date of the Agreement, subject to the encumbrance established to the benefit of ARP.

Agreement for the Sale of Shares in ASEC S.A.
4.2	In the case of a Representation made “to the best of the knowledge” or any similar expression:

a)	the knowledge shall mean not only the knowledge of the Seller or the Company but also starting from 21 August 2017 of any past or present officer or employee or associate of any Obligor, regardless of the capacity in which he acquired such knowledge;

b)	the Seller and the other persons referred to in Article 4.2(a) above shall be deemed to have, as to each of the facts to which the relevant Representation relates, all the knowledge which a person exercising due diligence while acting in the relevant position or function would or ought to have had in the same circumstances.

4.3	For the purpose of this Agreement (not just for the purposes of the Representations), a legal entity (including, in particular, any of the Parties, as the case may be) shall be deemed to have knowledge of a fact only starting from 21 August 2017 if any present or former officer or employee or associate of such entity has or at the relevant time had knowledge of such fact.

4.4	The Seller hereby irrevocably waives, with effect from the date of entering into the Agreement, any and all rights or claims which the Seller may have against the Company and agrees not to assert any claims against the Company in the future, regardless of their nature or legal basis, except for the claims the Seller may have under the Agreement. The current members of the Management Board and of the Supervisory Board of the Company have waived any claims against the Company and the originals of their declarations in this respect are attached as Appendix 4.4.

4.5.	The Seller confirms that the Representations and information provided to the Buyer before or in connection with the negotiation or conclusion of the Agreement had a final and decisive influence on the Buyer's decision to acquire the Shares and conclude the Agreement.

4.6	For the avoidance of doubt, except as otherwise provided in this Agreement, Representations are made only in relation to events, matters or circumstances:

a)	which occurred or arose in whole or in part on or before the date of the Agreement;

b)	which occurred or arose after the date of the Agreement provided that in such case the cause or origin of such events, matters or circumstances arose wholly or in part on or before the date of the Agreement.

4.7.	The Seller represents that:

a)	it is a duly incorporated company existing under Israeli law, incorporated as a limited liability company, and has full capacity to execute legal transactions;

b)	copies of the Seller's Articles of Association attached to the Agreement as Appendix 4.7.b) 1 and Appendix 4.7.b) 2 and an extract from the Register of Entrepreneurs, the both documents submitted along with their sworn translations and apostilles, are the copies of those documents that are up to date as at the date of conclusion of the Agreement;

c)	conclusion of the Agreement and performance of obligations under the Agreement by the Seller is not contrary to any provisions of law, the Seller's Articles of Association, other relevant corporate document or any judgment of a common court, award of an arbitration tribunal or administrative decision;

Agreement for the Sale of Shares in ASEC S.A.
d)	the conclusion or performance of the Agreement will not lead to a harm to the Seller's creditors nor will it prevent the satisfaction of their claims in whole or in part, including under Article 59 and Articles 527 - 534 of the Civil Code, and;

e)	no court, administrative or arbitration proceedings are pending or threatened against the Seller which could lead to the Agreement being declared illegal, invalid, ineffective against the Buyer or which could adversely affect the Buyer's ability to perform its obligations under the Agreement.

4.8	The Buyer hereby makes the representations and warranties set out in the Agreement below (the “Buyer Representations”) to the Seller. Each of the Representations shall remain valid, true and be not misleading as of the date of the Agreement unless otherwise expressly agreed by the Parties in the Agreement.

4.9	The Buyer represents that:

a)	it is an entrepreneur duly incorporated and existing under the laws of Poland, registered in the form of a limited liability company having full capacity to execute legal transactions;

b)	the copies of the Buyer's Articles of Association attached to the Agreement as Appendix 4.9.b)1 and Appendix 4.9.b)2, certified as true copies of the original as true copies by the Buyer, and a copy from the Register of Business Entities are copies of the documents that are up to date as at the conclusion of the Agreement;

c)	the conclusion of the Agreement and performance of obligations under the Agreement do not contradict any provisions of law or any judgment of a common court of law, award of an arbitration court or administrative decision;

d)	the conclusion or performance of the Agreement will not lead to the detriment of the Buyer's creditors and will not prevent the satisfaction of their claims in whole or in part, in particular under Article 59 and Articles 527 - 534 of the Civil Code, and;

e)	there are no court, administrative or arbitration proceedings pending or threatened against the Buyer which could lead to the Agreement being declared illegal, invalid, ineffective against the Seller or which could adversely affect the Buyer's ability to perform its obligations under the Agreement.

4.10	The Seller and the Company represent that they will not, without the Buyer's consent, after the date of completion by the Buyer of the legal financial and operational analysis of the Company:

a)	take any legal or factual actions concerning the Company or its business which exceed the scope of ordinary management of the Company, in particular, they will not conclude with any third parties (i.e. for the purposes of this provision, with any persons other than the Company) any agreements concerning the above matters; for the avoidance of doubt, the Parties confirm that an action which exceeds ordinary management is any action concerning, directly or indirectly, the business activity of the Company and the sale of its products or services, legal relations with the Seller with a value higher than PLN 20,000 in the case of one or a series of several operationally and functionally connected transactions, whereby this provision does not apply to the disposal of the assets related to the Company's payment business, which disposal is effected on the basis of mutual agreement of the Parties pursuant to Article 5 a);

b)	have not entered into any discussions or negotiations with any person regarding the disposal or encumbrance of all or part of the Shares or any assets of the Company,

Agreement for the Sale of Shares in ASEC S.A.

In respect of any Representation, the “Breach of Representations” means that all or any part of the facts recited therein are untrue, unreliable or misleading.

ARTICLE 5

ADDITIONAL DECLARATIONS AND OBLIGATIONS

5.1       The Parties hereby represent and warrant as follows:

a)	OTI Europa Sp. z o.o. with its registered office in Warsaw has become the owner of the assets (comprising the assets and liabilities of the Company) as agreed by the Parties and is not entitled to any claims against the Company in respect thereof, and also has waived any future claims in respect thereof;

b)	the Seller, the Company and the Buyer have obtained all the necessary and required approvals and consents, including consents of their respective corporate bodies, to enter into and perform the transactions contemplated by the Agreement, which approvals and consents are attached as Appendix 5.1.b) and such approvals and consents have not been revoked as of the date of this Agreement;

c)	the Buyer has received from the Company, certificates from the register of registered pledges and a certificate from the register of tax liens related to the Company's assets and an excerpt from the register of tax liens related to registered shares series A-D in the Company, the said excerpts issued not earlier than 7 days prior to the conclusion of the Agreement and confirming that no registered pledge has been established on any assets of any of the Obligors and no fiscal pledge has been established on any assets or Shares of the Company;

d)	the Buyer has received from the Company certificates issued by the tax authority competent for the registered office of the Company pursuant to Article 306e of the Tax Ordinance not earlier than seven (7) days prior to the conclusion of the Agreement confirming that the Company has no overdue tax liabilities;

e)	the Buyer has received from the Company certificates issued not earlier than seven (7) days prior to the date of the Agreement’s execution by the Social Insurance Institution (ZUS) branch competent for the Company confirming that the Company has no overdue social insurance liabilities;

f)	the Seller and the Company have entered into a license agreement for the Company's use of the Seller's intellectual property rights, the copy of the agreement constituting Appendix 5.1.f);

Agreement for the Sale of Shares in ASEC S.A.
g)	the Obligors represent to the Buyer that there is no material adverse effect understood as an adverse change in relation to the state as disclosed to the Buyer during the legal, financial and operational due diligence;

h)	it is being clarified that the proceeds from the sale effected under this Agreement shall be used for the full repayment of all amounts which have become or will become due from the Company to Powszechna Kasa Oszczędności Bank Polski Spółka Akcyjna (“Bank PKO”) or Bank Handlowy w Warszawie SA (“Bank Handlowy”), from the Company as the borrower, guarantor, issuer of a negotiable instrument or arising from, respectively, the following:

-	the loan agreement dated 23 May 2019 entered into between the Company and PKO Bank (the “PKO Loan”),

-	loan agreement of 30 April 2020, made between the Company and Bank Handlowy (the “Bank Handlowy Loan”);

in all of the foregoing instances - together with interest, commissions, fees, expenses or other related liabilities or debts of whatever nature, and the Seller hereby confirms that the Buyer’s repayment of the PKO Loan and the Bank Handlowy Loan shall be deemed to be the payment of the Price in accordance with the Agreement;

i)	the Seller has provided the Buyer with the original certificates from Bank Handlowy and from Bank PKO (the “Lending Banks”) confirming: (i) the amount of the Company's liability to each of the Lending Banks as at the date agreed by the Parties; and (ii) the collateral established on the Company's or the Seller's assets for the benefit of each of the Lending Banks (the “Collateral”) and containing an undertaking by each of the Lending Banks confirming, that upon receipt of the amount due to such Bank as indicated in the said certificate and of such other amount, if any, as may be necessary to satisfy the claims of each of the Lending Banks under the given relationship, the Company's liability to each of the Lending Banks and the Collaterals shall terminate and each Lending Bank shall deliver statements of expiry of the Collaterals, in the form and substance as necessary to delete the Collateral from the relevant records, or shall return the documents of the collateral (the “Banks' Certificates”);

j)	the Buyer has entered into a notarised deposit agreement for the payment of the Buyer's Own Contribution and has paid the Buyer's Own Contribution to the account specified in the deposit agreement (the “Deposit Agreement”);

k)	the Company, the Seller and the Buyer have entered into a transfer agreement attached as Appendix 5.1.k) (the “Transfer Agreement”);

l)	the Company has submitted to the Buyer a statement of bank account no. 1510301188 00000000 86906031 confirming the balance as at the date of the agreement in the amount of not less than PLN 2,000,000 (two million zlotys), the said bank account statement constituting Appendix 5.1.l);

m)	The Company provided the Buyer with a statement of bank account no. 811030 1188 0000 0000 8690 6007 constituting Appendix 5.1.m)

Agreement for the Sale of Shares in ASEC S.A.
n)	the Company submitted to the Buyer a bank account statement no. 97 1020 1026 0000 1702 0388 9318, constituting Appendix 5.1.n);

o)	the Seller and the Buyer have signed the Company’s notification about acquisition of the Shares, substantially in the form attached as Appendix 5.1.o) (the “Share Purchase Notice”).

5.2	The Obligors ensure that the Company is in possession of all books, archives, tax and accounting documents maintained from the date of registration of the Company, as well as, in general, of all the original documents concerning the Company and that they are located at the registered office of the Company or at the registered office of Chandon Waller& Partners Sp. z o.o. - with regard to documents related to the HR services, or at the registered office of Rajski, Gan-Dębczak Adwokaci i Radcowie Prawni Sp. P.- with regard to documents related to the pending enforcement proceedings and court proceedings.

ARTICLE 6

ADDITIONAL OBLIGATIONS OF THE PARTIES

6.1	Neither the Seller nor any Related Entity shall take any actions aiming at or connected with dismissing Ms Agnieszka Światły from the Management Board of the Company before 30 June 2021 and shall not question her entitlement or possibility to perform as a member of the Management Board of the Company during this period.

6.2	The Seller and the Buyer accept the fact, waive and undertake not to pursue in the future, either against the Company or against Ms Agnieszka Światły any claims related to her simultaneous serving on the Management Board of the Company and OTI Europa Sp. z o.o., with the exception of damage caused through wilful misconduct. The Seller hereby waives and undertakes not to pursue in the future any claims against the Buyer or the Company related to the fact that in the Agreement, Ms Agnieszka Światły represents the Company as a member of the Management Board and the Seller as an authorised representative, in particular resulting from the representations and warranties made in the Agreement or claims related to her performance of the duties assigned to her as the President of the Management Board of the Company.

6.3	The Seller hereby waives and agrees not to assert, in a future, any claims against the Buyer or the Company in connection with the performance of the Agreement on the terms and conditions as set out herein, including the appropriation of the Price for repayment of the PKO Loan and of the Bank Handlowy Loan.

6.4	The Seller shall transfer to the Company, under a non-refundable title, the amount necessary to cover the costs of the audit of the Company's 2020 financial statements, no later than 30 April 2021.

Agreement for the Sale of Shares in ASEC S.A.

ARTICLE 7

ACTIONS FOLLOWING THE EXECUTION OF THE AGREEMENT

7.1	On the first Business Day following the date of the Agreement’s execution, the Parties shall proceed to the acceptance of the Warehouse and of the vending machines and terminals. The acceptance of the Warehouse shall commence at 9.00 a.m. at the Company's premises. During the acceptance, the Parties shall visit all locations where the assets covered by the warehouse inventory constituting Appendix 7.1 and the list of vending machines and terminals constituting Appendix 7.2 are physically located, and verify the physical presence of the assets indicated therein. During the acceptance the Seller shall be represented by a duly authorized individual who is not and will not be on the date of drawing up the Report employed by the Company or cooperating with it regardless of the legal basis of such cooperation.

7.2	On the day of completion of the warehouse acceptance activities, the Parties shall sign a final acceptance report, hereinafter referred to as the “Warehouse Acceptance Report” or the “Automats and Terminals Acceptance Report” respectively, which shall confirm the compliance of the warehouse with the warehouse inventory constituting Appendix 7.1 - for the warehouse, or with the list of automats and terminals constituting Appendix 7.2 – for the automats and terminals, or indicate the items covered by the warehouse inventory constituting Appendix 7.1 and the list of automats and terminals constituting Appendix 7.2 which are not physically present at the locations where the items in question should be found in accordance with the Agreement.

7.3	The Seller's failure to participate in the acceptance of the warehouse on the terms and conditions specified above or its resignation from the participation in the acceptance of the warehouse during this process shall mean that the Seller accepts the results of the acceptance of the warehouse or of the acceptance of the automats and terminals as stated in the Warehouse Acceptance Report or in the Automats and Terminals Acceptance Report signed by the Buyer, respectively. In the event of a discrepancy in the Seller's and the Buyer's positions concerning the content of the Warehouse Acceptance Report or the Automats and Terminals Acceptance Report, the Parties shall sign a discrepancy protocol indicating their positions.

7.4	The provisions of this Article 7 shall apply accordingly to the acceptance of the Company's books of account, employee documentation and the files of the pending court cases and legal assistance granted from the law firm Rajski, Gan-Dębczak Adwokaci i Radcowie Prawni Spółka Partnerska and to the acceptance of the fixed assets.

ARTICLE 8

LIABILITY

8.1	The Seller shall only be liable towards the Buyer for the actual damage (damnum emergens) as a result of non-performance or improper performance of the Agreement resulting from false, inaccurate or misleading warranties, Representations or guaranties made to the Buyer by any of the Obligors provided that the damage was caused to the Buyer as a result of intentional fault (whether a direct intention or recklessness) or unintentional fault (in the form of negligence or carelessness) of the Obligor.

8.2	The Seller's liability as referred to above shall also extend to the non-performance or improper performance including representations made by the Seller in accordance with the knowledge of its directors, officers, employees, shareholders associates, under or in connection with the Agreement or the Final Agreement or any other document, agreement or representation made, executed or signed in connection with this Agreement or the Final Agreement (each, a “Transaction Document”) ..

Agreement for the Sale of Shares in ASEC S.A.
8.3	The actual damage (damnum emergens) shall be understood by the Parties as a difference between the actual condition of the assets of the Company or the Shares on the date of the Agreement’s execution and that resulting from the Representations.

8.4	Notwithstanding any other provision to the contrary, the Seller shall indemnify the Buyer and/or the Company for any loss suffered thereby, provided that:

a)	the request for indemnification under this Article 8 is delivered to the Seller prior to the expiry of the statutes of limitation.

b)	any liability of the Seller, its directors, officers, employees, shareholders or agents, under or in connection with the Agreement or any other document, agreement or representation made, executed or signed in connection with the Agreement (each hereinafter separately referred to as a “Transaction Document”) shall be limited to the purchase price actually paid by the Buyer pursuant to the Transaction Documents.

8.5	For the purposes of this Article 8, damages suffered by the Company shall be deemed to have been suffered by the Buyer at the rate of 90% of the same. In the event that the Buyer seeks compensation under this clause, the satisfaction of its claim shall be deemed to be a satisfaction of the Company's claim.

8.6	If any fiscal authority imposes a tax liability on any amount which is payable to the Company or the Buyer under this Clause 8, then the amount payable shall be increased by a corresponding amount so that the amount remaining after payment of the tax is equal to the amount payable under the Agreement, subject to clause 8.4.

8.7	The Parties exclude the Seller's liability under warranty for physical and legal defects, and the Parties unanimously confirm that such exclusion shall not affect the Seller's obligations hereunder, in particular those relating to the Seller, subject to the terms and conditions as specified herein.

8.8	Any limitation of the Seller's liability under the Agreement shall not apply to the rights attached to the Shares or all the rights incorporated in the Shares, subject to Article 8.4.

ARTICLE 9

SEVERABILITY

OMISSION TO EXERCISE A RIGHT

9.1.	The parties recognize all the provisions of the Agreement as valid and binding. If, however, any provision of the Agreement proves to be or becomes invalid or unenforceable, this shall not affect the validity of the remaining provisions of the Agreement, unless the Agreement would not have been concluded by the Parties without those provisions and the Agreement cannot be amended or supplemented in the manner as set forth herein.

9.2.	If any provision of the Agreement proves to be or becomes invalid or unenforceable, the Parties shall immediately amend or supplement the Agreement in a manner reflecting as closely as possible the intention of the Parties expressed in the provision that was recognized as invalid or unenforceable.

Agreement for the Sale of Shares in ASEC S.A.
9.3	Any failure by either Party to exercise its rights under the Agreement shall not be deemed to be a waiver by that Party of such right or any part thereof.

9.4	The Parties agree to provide each other with any and all further information, sign any and all other documents and do all other acts as the other Party may reasonably require in order to carry out the objective of the Agreement.

ARTICLE 10

FORCE MAJEURE

10.1	Neither Party shall be liable for failure to perform its obligations under the Master Agreement if and to the extent that any delay in such Party’s performance or other failure to perform its obligations can be attributed to Force Majeure.

10.2.	For the purposes of this paragraph, “Force Majeure” shall mean an event beyond the control of a Party, occurring after the signing of the Agreement by the Parties, that could not have been foreseen and which is not attributable to that Party's own fault or its failure to act with due diligence, including, in particular, wars, revolutions, fires, not attributable to an act or omission of a Party, floods, epidemics - including a state of pandemic in force on the date of execution of the Agreement, transport embargoes, announced general strikes in the relevant industries and official decisions of the governmental authorities and public administration introducing a general restriction on the possibility of conducting business activity within the scope covering the scope of the activity of the Parties.

10.3	In the event of occurrence of a Force Majeure event, the Party directly affected by such circumstances shall immediately notify the other Party in writing of its occurrence and reasons.

ARTICLE 11

COSTS

11.1	The tax on civil law transactions due in connection with the conclusion of the Agreement shall be covered by the Buyer.

11.2	The costs of registration of the Buyer in the Shareholders Register, including the fee of the Entity Maintaining Shareholders Register, shall be borne by the Company.

ARTICLE 13

ENTIRE AGREEMENT

12.1	The Agreement sets forth the entire understanding between the Parties with respect to the subject-matter governed hereby and supersedes all prior oral or written agreements and understandings with respect thereto.

12.2	The parties hereby terminate the Preliminary Agreement entered into between them on 19 February 2021 and amended by the Annex of 26 February 2021 without claiming and/or reserving any rights against each other under said Preliminary Agreement.

Agreement for the Sale of Shares in ASEC S.A.

ARTICLE 13

NOTICES

13.1	Subject to the contrary provisions of the Agreement providing for another form of communication, including electronic form, all notices arising out of or in connection with the Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, by courier, by registered or certified mail with return receipt requested, postage prepaid, in each case to the addresses as set out below:

To the Seller:

Mrs Agnieszka Światły

ul. Wadowicka 6

30-415 Kraków

e-mail: aswiatly@otieuropa.com

To the Buyer:

Mr. Marcin Adamiak

Al. Jerozolimskie 184 b)

02-486 Warszawa

e-mail: madamiak@vectorsoft.pl

To the Company:

Mrs. Agnieszka Światły

ul. Wadowicka 6

30-415 Kraków

e-mail: aswiatly@otieuropa.com

13.2	In addition, declarations of will, notices and other correspondence may be delivered to a Party or to a person authorised on behalf of a Party to accept declarations also at the location where the addressee can be found.

13.3	Any Party may change its address for service (including e-mail address) by notifying the other Parties of the change pursuant to Article 13.1. The change of the address shall come into force three (3) calendar days after the delivery of the address change notice.

13.4	Subject to service by electronic mail, any notice served in the manner as specified in Article 13.2 shall be deemed to have been duly served:

a)	in the case of personal service, at the time of service;

b)	in the case of pre-paid postage with return receipt, courier service or registered mail - on the date shown on the receipt or, in the case of a failure to receive, upon the lapse of 14 (fourteen) calendar days after posting the letter of advice about the delivery of the mail;

c)	if personal service is made after 6.00 p.m. on a Business Day or at any time on a day which is not a Business Day, the service shall be deemed to be made at 9.00 a.m. on the next Business Day.

13.5	All notices shall be in Polish and English simultaneously.

Agreement for the Sale of Shares in ASEC S.A.

ARTICLE 14

NON-COMPETITION

14.1	The Seller covenants to the Buyer and to the Company that for a period of five (5) years from the date of the Agreement’s execution, neither the Seller nor any Affiliate of the Seller, acting individually or in concert, directly or indirectly, through or on behalf of any person, without the prior written consent of the Buyer shall not:

a)	engage in the Competitive Activities or hold any shares, interests or other titles or participation units in any entity engaged in the Competitive Activities; or

b)	exercise Control over any person conducting a Competitive Activity or own (under any legal title) any business or any organised part of a business carrying on a Competitive Activity; or

c)	finance, directly or indirectly, the Competitive Activities, in particular by granting loans, guarantees or security interests over its own assets in order to secure the obligations of the entities carrying out the Competitive Activities; and/or

d)	entice away or induce any of the employees listed in Appendix 14.1.d) (the “Key Employees”) to terminate their employment, co-operation agreement or other Agreement with the Company or to enter into any co-operation by execution of employment contract, mandate or any other contract with the Seller or any of its Affiliates.

14.2	The restrictions set out in this Article 14 shall not apply to the acquisition of shares in a public company provided that the Seller together with its Affiliates acquires shares constituting in total no more than 5% of the share capital of such company and the same percentage of votes at the general meeting of such company.

14.3	In the case of breach of the provisions of this Article 14, the Seller shall pay the Buyer a contractual penalty in the amount of PLN 2,000,000 (two million).

ARTICLE 15

MISCELLANEOUS

15.1	Any and all amendments hereto shall be made in writing with the signatures notarised on pain of nullity.

15.2	The Parties’ mutual relations within the scope of the contractual obligations resulting from the Agreement shall be governed by Polish law.

15.3	Any and all disputes arising out of or in connection with the Agreement or the conclusion thereof shall be submitted for the final resolution in proceedings conducted in accordance with the Rules of the Court of Arbitration at the Polish Chamber of Commerce in Warsaw in force on the date of commencement of the proceedings.

15.4	The Agreement has been executed in three (3) identical counterparts, in the Polish and English language versions (in the event of any discrepancies, the Polish language version shall be prevail) one copy for each Party.

Agreement for the Sale of Shares in ASEC S.A.

IN WITNESS WHEREOF, the Parties executed the Agreement on the date first mentioned above.

[the remainder of the page blank; the signatures on next page].

[The Signature Page]

SIGNATURES OF THE PARTIES:

VECTOR SOFTWARE SP. Z O.O.	ON TRACK INNOVATIONS LTD.

/s/ Marcin Adamiak	/s/ Agnieszka Światły
Full Name:Marcin Adamiak	Full name:Agnieszka Światły
Position: President of the Management Board	Position: Attorney at power

ASEC S.A.

/s/ Agnieszka Światły
Full name:Agnieszka Światły
Position:President of the Management Board

[the signatures certified by a notary].